Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
July 18, 2019

SunTrust Reports Second Quarter 2019 Results
Solid Core Business Results: Healthy Loan Growth, Improved Fee Income,
Continued Expense Management, and Strong Credit Quality
Higher Funding Costs and Declining Interest Rates Negatively Impact NIM
Planned Merger with BB&T Progressing Well

ATLANTA — For the second quarter of 2019, SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $663 million, or $1.48 per average common diluted share, which includes $0.07 per share of discrete tax benefits and $(0.03) per share of merger-related impacts associated with the Company's previously announced proposed merger with BB&T Corporation. This compares to $1.24 for the prior quarter, which included $0.04 per share of discrete tax benefits and $(0.09) per share of merger-related impacts, and $1.49 for the second quarter of 2018.

For the first half of 2019, earnings per average common diluted share were $2.72 which includes $59 million, or $(0.11) per share of merger-related impacts. This compares to $2.78 for the first half of 2018.

“SunTrust has delivered good performance in the first half of 2019, with revenue increasing by 3%, the adjusted tangible efficiency ratio improving by 50 basis points, and earnings per share increasing by 2% (excluding non-core items). The interest rate environment certainly became more challenging in the second quarter, which offset some of our core business progress,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “As we continue to prepare for the proposed merger with BB&T, I am increasingly pleased with how well the teams are working together—we have developed strong levels of partnership and alignment. We are confident and excited about the opportunity Truist will have to enhance shareholder value, improve the client experience, and invest in our teammates, associates, and communities.”

Second Quarter 2019 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal federal tax rate as well as state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 22 and 23.)

Income Statement

•	Net income available to common shareholders was $663 million, or $1.48 per average common diluted share, compared to $1.24 for the prior quarter and $1.49 for the second quarter of 2018.

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The second quarter of 2019 included a $205 million insurance settlement benefit related to financial crisis-related claims which was used to make a $205 million charitable contribution to the SunTrust Foundation. The current quarter also included a $44 million gain on the sale of accruing troubled debt restructured (“TDR”) loans which was largely offset by a $42 million net securities loss related to a repositioning of the Company's securities AFS portfolio.

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Merger-related costs were $8 million in the second quarter of 2019, compared to $45 million in the first quarter of 2019. In addition to these costs, there were $6 million of other merger-related expenses in the current quarter that were primarily recorded in ‘other noninterest expense’. Combined, this represented $14 million, or $(0.03) per share, of merger-related impacts in the current quarter.

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Total revenue was up 10% both sequentially and year-over-year, driven primarily by the aforementioned insurance settlement. Excluding the insurance settlement, total revenue was up 1% sequentially and 2% year-over-year. The sequential increase was driven by higher noninterest income and the year-over-year increase was driven by higher net interest income.

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Net interest margin was 3.16% in the current quarter, reflecting an 11 and 12 basis point decline sequentially and year-over-year, respectively, driven by higher funding costs and declines in short-term and long-term interest rates.

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Provision for credit losses decreased $26 million sequentially and increased $95 million year-over-year. The sequential decrease was primarily driven by slower loan growth and lower net charge-offs. The year-over-year increase was driven primarily by an allowance for loan and lease losses (“ALLL”) to period-end loans held for investment (“LHFI”) ratio that increased 1 basis point sequentially (from March 31, 2019 to June 30, 2019), compared to a 5 basis point decline a year ago (from March 31, 2018 to June 30, 2018).

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Noninterest expense increased $149 million sequentially and $248 million year-over-year. Excluding the aforementioned $205 million charitable contribution to the SunTrust Foundation and the $14 million and $45 million of merger-related impacts in the current and prior quarter, respectively, noninterest expense decreased $25 million sequentially and increased $29 million compared to the prior year. The sequential decrease was driven by improved operating losses and lower other noninterest expense. The year-over-year increase was driven by higher employee compensation and benefits and ongoing investments in technology.

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The efficiency and tangible efficiency ratios for the current quarter were 63.4% and 62.8%, respectively, which were unfavorably impacted by the merger-related impacts and the charitable contribution, but favorably impacted by the insurance settlement. Excluding these items, the adjusted tangible efficiency ratio was 59.0% for the current quarter, compared to 60.8% for the prior quarter and 58.7% for the prior year.

Balance Sheet

•	Average performing LHFI was up 1% compared to the prior quarter and up 9% year-over-year, driven primarily by growth in C&I, CRE, consumer direct, and consumer indirect loans.

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Average consumer and commercial deposits remained relatively stable compared to the prior quarter and were up 1% year-over-year, driven primarily by growth in NOW accounts and time deposits. This growth was partially offset by a decline in money market account balances compared to both prior periods as well as a decline in demand deposits compared to the second quarter of 2018.

Capital

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Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 (“CET1”) ratio was estimated to be 9.2% as of June 30, 2019, slightly higher relative to the prior quarter.

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Book value per common share was $53.47 and tangible book value per common share was $39.54, up 5% and 6%, respectively, from March 31, 2019, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.

Asset Quality

•	Nonperforming loans (“NPLs”) increased $14 million from the prior quarter and represented 0.34% of period-end LHFI at both June 30, 2019 and March 31, 2019.

•	Net charge-offs for the current quarter were $85 million, or 0.22% of total average LHFI on an annualized basis, compared to 0.26% during the prior quarter and 0.20% during the second quarter of 2018.

•	At June 30, 2019, the ALLL to period-end LHFI ratio was 1.07%, up 1 basis point compared to the prior quarter and down 7 basis points relative to the prior year.

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Provision for credit losses decreased $26 million sequentially and increased $95 million year-over-year. The sequential decrease was driven primarily by slower loan growth and lower net charge-offs. The year-over-year increase was driven primarily by an ALLL ratio that increased 1 basis point sequentially (from March 31, 2019 to June 30, 2019), compared to a 5 basis point decline a year ago (from March 31, 2018 to June 30, 2018).

Income Statement (Dollars in millions, except per share data)	2Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018
Net interest income	$1,535	$1,544	$1,547	$1,512	$1,488
Net interest income-FTE [1]	1,557	1,567	1,570	1,534	1,510
Net interest margin	3.12%	3.22%	3.22%	3.22%	3.23%
Net interest margin-FTE [1]	3.16	3.27	3.27	3.27	3.28
Noninterest income	$1,025	$784	$818	$782	$829
Total revenue	2,560	2,328	2,365	2,294	2,317
Total revenue-FTE [1]	2,582	2,351	2,388	2,316	2,339
Noninterest expense	1,638	1,489	1,482	1,384	1,390
Provision for credit losses	127	153	87	61	32
Net income available to common shareholders	663	554	632	726	697
Earnings per average common diluted share	1.48	1.24	1.40	1.56	1.49

Balance Sheet (Dollars in billions)
Average LHFI	$156.2	$154.3	$149.7	$146.0	$144.2
Average consumer and commercial deposits	159.9	159.9	161.6	159.3	159.0

Capital
Basel III capital ratios at period end [2] :
Tier 1 capital	10.24%	10.15%	10.30%	10.72%	10.86%
Common Equity Tier 1 ("CET1")	9.19	9.09	9.21	9.60	9.72
Total average shareholders’ equity to total average assets	11.42	11.25	11.21	11.71	11.78

Asset Quality
Net charge-offs to total average LHFI (annualized)	0.22%	0.26%	0.26%	0.24%	0.20%
ALLL to period-end LHFI [3]	1.07	1.06	1.06	1.10	1.14
NPLs to period-end LHFI	0.34	0.34	0.35	0.47	0.52
1 See Appendix A on pages 22 and 23 for non-U.S. GAAP reconciliations and additional information.
2 Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2019 are estimated as of the date of this document.
3 LHFI measured at fair value were excluded from period-end LHFI in the calculation as no allowance is recorded for loans measured at fair value.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.6 billion for the current quarter, an increase of 10%, compared to the prior quarter and the prior year. Excluding the $205 million insurance settlement benefit related to financial crisis-related claims recognized in the current quarter, total revenue was up 1% sequentially and 2% year-over-year. The sequential increase was driven by higher noninterest income and the year-over-year increase was driven by higher net interest income.
Net Interest Income
Net interest income was $1.6 billion for the second quarter of 2019, a decrease of $10 million compared to the prior quarter due primarily to lower earning asset yields and higher funding costs, which drove a decline in the net interest margin, partially offset by a $2.0 billion, or 1%, increase in average performing LHFI. The $47 million increase relative to the prior year was driven by a 9% increase in average performing LHFI, partially offset by a decline in the net interest margin.
Net interest margin for the current quarter was 3.16%, compared to 3.27% and 3.28% in the prior quarter and prior year, respectively. The decrease relative to the prior periods was driven primarily by higher funding costs and declines in short-term and long-term interest rates which drove a decline in earning asset yields.
For the six months ended June 30, 2019, net interest income was $3.1 billion, a $152 million, or 5%, increase compared to the six months ended June 30, 2018. The net interest margin was 3.22% for the first half of 2019, a 4 basis point decrease compared to the same period in 2018. The increase in net interest income was driven primarily by a $12.2 billion, or 7%, increase in average earning assets, partially offset by a 4 basis point decline in the net interest margin.
Noninterest Income
Noninterest income was $1.0 billion for the current quarter, compared to $784 million for the prior quarter and $829 million for the second quarter of 2018. Excluding the $205 million insurance settlement benefit related to financial crisis-related claims, noninterest income increased $36 million sequentially and decreased $9 million year-over-year. The sequential increase was driven by higher commercial real estate related income and investment banking income. The year-over-year decline was driven by lower investment banking income and client transaction-related fees, which were largely offset by higher commercial real estate related income.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) increased $3 million sequentially and decreased $11 million year-over-year. The sequential increase was driven by one more day during the current quarter while the year-over-year decrease was driven primarily by lower client-related transaction activity.
Investment banking income was $142 million for the current quarter, compared to $130 million in the prior quarter and $169 million for the second quarter of 2018. The $12 million sequential increase was due primarily to higher equity offerings, while the year-over-year decrease was driven by lower syndicated finance and M&A activity.
Mortgage related income for the current quarter was $86 million, compared to $100 million for the prior quarter and $83 million for the second quarter of 2018. The $14 million sequential decline was driven primarily by lower servicing-related income attributable to both unfavorable net hedge performance and higher decay, offset partially by higher production-related income due to increased purchase and refinance volumes. At June 30, 2019, the servicing portfolio totaled $167.2 billion, down 1% compared to the prior quarter and 2% year-over-year.
Retail investment services income was $75 million for the current quarter, compared to $69 million for the prior quarter and $73 million for the prior year. The $6 million sequential increase was due primarily to increased client transaction activity as well as improved market conditions, which led to an increase in retail brokerage assets under management.

Commercial real estate related income was $50 million for the current quarter, compared to $24 million for the prior quarter and $18 million for the prior year. The sequential and year-over-year increases were driven primarily by higher structured real estate related income, in addition to higher commercial mortgage production from the Company's agency lending business.
Net securities (losses)/gains totaled ($42) million for the current quarter. These securities losses arose from a repositioning of the Company's securities AFS portfolio. There were no net securities (losses)/gains in either the prior quarter or prior year.
Other noninterest income was $72 million for the current quarter, compared to $24 million in the prior quarter and $38 million in the second quarter of 2018. The sequential and year-over-year increases were due primarily to a $44 million gain on the sale of accruing TDRs during the second quarter of 2019. The year-over-year increase was partially offset by a $12 million remeasurement gain on an equity investment in GreenSky, Inc. (a financial technology company with which the Company partners) recognized during the prior year quarter.
For the six months ended June 30, 2019, noninterest income was $1.8 billion, compared to $1.6 billion for the six months ended June 30, 2018. The $184 million increase compared to the prior year was driven by the insurance settlement in the current quarter.
Noninterest Expense
Noninterest expense was $1.6 billion in the current quarter, up $149 million sequentially and $248 million compared to the second quarter of 2018. The sequential and year-over-year increases were driven primarily by the $205 million charitable contribution to the SunTrust Foundation. When excluding the $205 million charitable contribution and $14 million in merger-related impacts, noninterest expense decreased $25 million sequentially and increased $29 million compared to the prior year. The sequential decrease was driven by improved operating losses and lower other noninterest expense. The year-over-year increase was driven by higher employee compensation and benefits and ongoing investments in technology.
Employee compensation and benefits expense was $828 million in the current quarter, compared to $824 million in the prior quarter and $802 million in the second quarter of 2018. The $4 million sequential increase was driven primarily by higher salaries, due to merit increases, and an increase in incentive plan compensation, almost entirely offset by the seasonal second quarter decline in employee benefit costs and FICA taxes. The $26 million year-over-year increase was driven primarily by higher salary and benefits costs in the current quarter.
Outside processing and software expense was $241 million in the current quarter, compared to $238 million in the prior quarter and $227 million in the second quarter of 2018. The $14 million year-over-year increase was driven primarily by higher software-related costs resulting from the amortization of new and upgraded technology assets.
Net occupancy expense was $102 million in the current quarter, stable compared to the prior quarter and $12 million higher than the second quarter of 2018. The year-over-year increase was driven primarily by lease termination gains recognized in the prior year and higher rent expense.
Merger-related costs captures certain merger-related expenses associated with the Company’s proposed merger with BB&T Corporation as announced on February 7, 2019. Current quarter costs totaled $8 million and were primarily comprised of legal fees. In addition to these costs, there were $6 million of other merger-related expenses that were primarily recorded in ‘other noninterest expense’. The prior quarter costs totaled $45 million and were primarily comprised of M&A advisory and legal fees.
Operating losses were $14 million in the current quarter, compared to $22 million in the prior quarter and $17 million in the second quarter of 2018. The sequential decrease was driven primarily by lower fraud-related and legal costs recognized during the quarter.

Regulatory assessments expense was $17 million in the current quarter, compared to $19 million in the prior quarter and $39 million in the prior year. The year-over-year decrease was driven by the cessation of the FDIC Deposit Insurance Fund surcharge in the fourth quarter of 2018.
Other noninterest expense was $124 million in the current quarter, compared to $141 million in the prior quarter and $114 million in the second quarter of 2018. The $17 million sequential decline was related to lower branch closure costs while the $10 million year-over-year increase was driven primarily by higher gains on the sale of certain real estate assets in the second quarter of 2018 (recorded as a contra expense).
For the six months ended June 30, 2019, noninterest expense was $3.1 billion compared to $2.8 billion for the six months ended June 30, 2018. The $321 million increase was driven largely by the $205 million charitable contribution, $59 million in merger-related impacts, $46 million in outside processing and software expense, and $20 million in net occupancy expenses.
Income Taxes
For the second quarter of 2019, the Company recorded a provision for income taxes of $105 million compared to $104 million for the prior quarter and $171 million for the second quarter of 2018. The effective tax rate for the current quarter was 13%, compared to 15% in the prior quarter and 19% in the second quarter of 2018. The second quarter of 2019 included $32 million of discrete tax benefits related primarily to the resolution of certain tax matters, while the first quarter of 2019 included $17 million of discrete tax benefits primarily related to the typical seasonal impact from stock-based compensation.
Balance Sheet
At June 30, 2019, the Company had total assets of $222.3 billion and total shareholders’ equity of $25.9 billion, representing 12% of total assets. Book value per common share was $53.47 and tangible book value per common share was $39.54, up 5% and 6%, respectively, compared to March 31, 2019, driven primarily by growth in retained earnings and a decrease in accumulated other comprehensive loss.
Loans and Deposits
Average performing LHFI totaled $155.7 billion for the current quarter, up 1% compared to the prior quarter and up 9% compared to the prior year. The sequential growth was driven primarily by increases in C&I, CRE, consumer direct, and consumer indirect loans, offset partially by declines in residential home equity products and nonguaranteed residential mortgages. Year-over-year loan growth was led by increases in the same loan categories that drove the sequential growth, in addition to growth in nonguaranteed residential mortgages.
Average consumer and commercial deposits totaled $159.9 billion for the current quarter, relatively stable compared to the prior quarter and up 1% compared to the second quarter of 2018. Sequentially, a decline in money market account balances was largely offset by growth across all other consumer deposit products. Year-over-year increases in NOW accounts and time deposits were offset, in large part, by declines in demand deposits and money market accounts.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.2% at June 30, 2019. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.4% and 8.1%, respectively, at June 30, 2019. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.50 per common share in the second quarter of 2019. Additionally, SunTrust Bank issued $1.35 billion of 3-year fixed rate senior notes and $650 million of 3-year floating rate senior notes in the second quarter of 2019 under its Global Bank Note program.

Asset Quality
Overall asset quality performance continues to be strong. Nonperforming assets (“NPAs”) totaled $598 million at June 30, 2019, down $50 million from the prior quarter and $216 million year-over-year. The ratio of NPLs to period-end LHFI was 0.34%, 0.34%, and 0.52% at June 30, 2019, March 31, 2019, and June 30, 2018, respectively. The year-over-year decrease was driven primarily by lower residential mortgage NPLs due to loans transitioning from non-accruing status (as a result of forbearance relief provided after hurricanes) back to accruing status.
Net charge-offs totaled $85 million during the current quarter, a decline of $12 million compared to the prior quarter and an increase of $12 million compared to the second quarter of 2018. The ratio of annualized net charge-offs to total average LHFI was 0.22% during the current quarter, compared to 0.26% during the prior quarter and 0.20% during the prior year.
The provision for credit losses was $127 million in the current quarter, a decrease of $26 million sequentially and an increase of $95 million year-over-year. The sequential decrease was driven primarily by slower loan growth and lower net charge-offs. The year-over-year increase was driven primarily by an ALLL ratio that increased 1 basis point sequentially (from March 31, 2019 to June 30, 2019), compared to a 5 basis point decline a year ago (from March 31, 2018 to June 30, 2018). At June 30, 2019, the ALLL was $1.7 billion, which represented 1.07% of period-end loans, up 1 basis point relative to March 31, 2019 and a 7 basis point decline relative to June 30, 2018, the latter of which was driven by improved asset quality.
Early stage delinquencies decreased 5 basis points from the prior quarter and 13 basis points from June 30, 2018 to 0.59% at June 30, 2019. Excluding government-guaranteed loans, early stage delinquencies were 0.23%, up 2 basis points compared to the prior quarter and up 1 basis point compared to the second quarter of 2018.
OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. (NYSE: STI) is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of June 30, 2019, SunTrust had total assets of $222 billion and total deposits of $161 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. Learn more at suntrust.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. Revenue and income amounts labeled “FTE” in the business segment tables are reported on a fully taxable-equivalent basis. For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses (“ALLL”) and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Total Corporate Other results presented in this document also include Reconciling Items, which are comprised of differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables included in this release and the earnings presentation which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and the earnings presentation are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on July 18, 2019, at 11:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 10:45 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call will be available approximately one hour after the call ends on July 18, 2019, and will remain available until August 18, 2019, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 467809). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of July 18, 2019, individuals may access an archived version of the webcast in the “Events & Presentations” section of the SunTrust investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. Additional information and reconciliations of those measures to GAAP measures are provided in the appendix to this news release beginning at page 22.
In this news release, consistent with SEC Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 21%, as well as state income taxes, where applicable, to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

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The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, the ratio of Tangible common equity to tangible assets, Tangible book value per share, and the Return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that results from merger and acquisition activity and amortization expense (the level of which may vary from company to company), they allow investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess capital adequacy and profitability of the Company.

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Similarly, the Company presents Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE. Tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. Adjusted tangible efficiency ratio-FTE removes the pre-tax impact of unusual or infrequent items from the calculation of Tangible efficiency ratio-FTE. These items include the charitable contribution to the SunTrust Foundation and the insurance settlement benefit related to financial crisis-related claims recognized in the second quarter of 2019, merger-related impacts recognized in the first and second quarters of 2019, and the legacy National Commerce Financial Corporation (“NCF”) pension plan settlement charge recognized in the fourth quarter of 2018. See slide 21 in the earnings presentation (Exhibit 99.2) as well as Appendix A in this news release for more details on these items. The Company believes this measure (Adjusted tangible efficiency ratio-FTE) is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding the Company's proposed merger with BB&T, including the benefits thereof, and the availability of liquidity to the Company are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in other periodic reports that we file with the SEC.
Additional Information about the Merger and Where to Find It
In connection with the Company’s proposed merger with BB&T, BB&T has filed with the SEC a registration statement on Form S-4 to register the shares of BB&T’s capital stock to be issued in connection with the merger, as amended on May 7, 2019, June 14, 2019, and June 19, 2019. The registration statement includes a joint proxy statement/prospectus. BB&T and SunTrust commenced mailing the joint proxy statement/prospectus to shareholders on or about June 27, 2019.
INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT BB&T, SUNTRUST, AND THE PROPOSED TRANSACTION.
Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from BB&T at its website, www.bbt.com, or from SunTrust at its website, www.suntrust.com. Documents filed with the SEC by BB&T will be available free of charge by accessing BB&T’s website at http://bbt.com/ under the tab “About BB&T” and then under the heading “Investor Relations” or, alternatively, by directing a request by telephone or mail to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101, (336) 733-3065, and documents filed with the SEC by SunTrust will be available free of charge by accessing SunTrust’s website at http://suntrust.com/ under the tab “Investor Relations,” and then under the heading “Regulatory & Legal” or, alternatively, by directing a request by telephone or mail to SunTrust Banks, Inc., 303 Peachtree Street, N.E., Atlanta, Georgia 30308, (877) 930-8971.
Participants in the Solicitation
BB&T, SunTrust and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BB&T and SunTrust in connection with the proposed transaction under the rules of the SEC. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed transaction and will be included in other relevant materials to be filed with the SEC when they become available. Additional information about BB&T, and its directors and executive officers, may be found in the definitive proxy statement of BB&T relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 19, 2019, and other documents filed by BB&T with the SEC. Additional information about SunTrust, and its directors and executive officers, may be found in the definitive proxy statement of SunTrust relating to its 2019 Annual Meeting of Shareholders filed with the SEC on March 8, 2019, and other documents filed by SunTrust with the SEC. These documents can be obtained free of charge from the sources described above.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended June 30%			Six Months Ended June 30%
	2019	2018	Change	2019	2018	Change
EARNINGS & DIVIDENDS
Net income	$688	$722	(5)%	$1,268	$1,365	(7)%
Net income available to common shareholders	663	697	(5)	1,217	1,310	(7)
Total revenue	2,560	2,317	10	4,888	4,554	7
Total revenue-FTE [1]	2,582	2,339	10	4,933	4,597	7
Net income per average common share:
Diluted	$1.48	$1.49	(1)%	$2.72	$2.78	(2)%
Basic	1.49	1.50	(1)	2.74	2.80	(2)
Dividends declared per common share	0.50	0.40	25	1.00	0.80	25
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$220,827	$204,548	8%	$219,124	$204,341	7%
Earning assets	197,395	184,566	7	195,898	183,725	7
Loans held for investment ("LHFI")	156,224	144,156	8	155,246	143,542	8
Intangible assets including residential mortgage servicing rights ("MSRs")	8,271	8,355	(1)	8,332	8,300	—
Residential MSRs	1,860	1,944	(4)	1,922	1,889	2
Consumer and commercial deposits	159,854	158,957	1	159,887	159,063	1
Total shareholders’ equity	25,209	24,095	5	24,840	24,349	2
Preferred stock	2,025	2,025	—	2,025	2,206	(8)
Period End Balances:
Total assets				$222,288	$207,505	7%
Earning assets				198,065	185,304	7
LHFI				156,589	144,935	8
Allowance for loan and lease losses ("ALLL")				1,681	1,650	2
Consumer and commercial deposits				159,719	160,410	—
Total shareholders’ equity				25,862	24,316	6
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.25%	1.42%	(12)%	1.17%	1.35%	(13)%
Return on average common shareholders’ equity	11.51	12.73	(10)	10.80	11.98	(10)
Return on average tangible common shareholders’ equity [1]	15.73	17.74	(11)	14.85	16.67	(11)
Net interest margin	3.12	3.23	(3)	3.17	3.21	(1)
Net interest margin-FTE [1]	3.16	3.28	(4)	3.22	3.26	(1)
Efficiency ratio	64.00	59.98	7	63.99	61.63	4
Efficiency ratio-FTE [1]	63.45	59.41	7	63.40	61.06	4
Tangible efficiency ratio-FTE [1]	62.77	58.69	7	62.74	60.37	4
Adjusted tangible efficiency ratio-FTE [1]	58.99	58.69	1	59.88	60.37	(1)
Effective tax rate	13	19	(32)	14	19	(26)
Basel III capital ratios at period end [2]:
Common Equity Tier 1 ("CET1")				9.19%	9.72%	(5)%
Tier 1 capital				10.24	10.86	(6)
Total capital				11.93	12.67	(6)
Leverage				9.25	9.82	(6)
Total average shareholders’ equity to total average assets	11.42%	11.78%	(3)%	11.34	11.92	(5)
Tangible equity to tangible assets [1]				9.11	9.01	1
Tangible common equity to tangible assets [1]				8.13	7.96	2
Book value per common share				$53.47	$47.70	12
Tangible book value per common share [1]				39.54	34.40	15
Market capitalization				27,896	30,712	(9)
Average common shares outstanding:
Diluted	446,391	469,339	(5)%	446,526	471,468	(5)%
Basic	443,806	465,529	(5)	443,687	467,117	(5)
Full-time equivalent employees				22,726	23,199	(2)
Number of ATMs				2,024	2,062	(2)
Full service banking offices				1,149	1,222	(6)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2019 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2019	2019	2018	2018	2018
EARNINGS & DIVIDENDS
Net income	$688	$580	$658	$752	$722
Net income available to common shareholders	663	554	632	726	697
Total revenue	2,560	2,328	2,365	2,294	2,317
Total revenue-FTE [1]	2,582	2,351	2,388	2,316	2,339
Net income per average common share:
Diluted	$1.48	$1.24	$1.40	$1.56	$1.49
Basic	1.49	1.25	1.41	1.58	1.50
Dividends declared per common share	0.50	0.50	0.50	0.50	0.40
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$220,827	$217,403	$212,934	$207,395	$204,548
Earning assets	197,395	194,385	190,742	186,344	184,566
LHFI	156,224	154,258	149,708	145,995	144,156
Intangible assets including residential MSRs	8,271	8,394	8,491	8,396	8,355
Residential MSRs	1,860	1,984	2,083	1,987	1,944
Consumer and commercial deposits	159,854	159,921	161,573	159,348	158,957
Total shareholders’ equity	25,209	24,466	23,873	24,275	24,095
Preferred stock	2,025	2,025	2,025	2,025	2,025
Period End Balances:
Total assets	$222,288	$220,425	$215,543	$211,276	$207,505
Earning assets	198,065	196,316	192,497	188,141	185,304
LHFI	156,589	155,233	151,839	147,215	144,935
ALLL	1,681	1,643	1,615	1,623	1,650
Consumer and commercial deposits	159,719	161,092	161,544	159,332	160,410
Total shareholders’ equity	25,862	24,823	24,280	24,139	24,316
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.25%	1.08%	1.23%	1.44%	1.42%
Return on average common shareholders’ equity	11.51	10.06	11.54	13.01	12.73
Return on average tangible common shareholders’ equity [1]	15.73	13.91	16.13	18.06	17.74
Net interest margin	3.12	3.22	3.22	3.22	3.23
Net interest margin-FTE [1]	3.16	3.27	3.27	3.27	3.28
Efficiency ratio	64.00	63.97	62.66	60.34	59.98
Efficiency ratio-FTE [1]	63.45	63.35	62.06	59.76	59.41
Tangible efficiency ratio-FTE [1]	62.77	62.70	61.13	58.94	58.69
Adjusted tangible efficiency ratio-FTE [1]	58.99	60.78	58.63	58.94	58.69
Effective tax rate	13	15	17	11	19
Basel III capital ratios at period end [2]:
CET1	9.19%	9.09%	9.21%	9.60%	9.72%
Tier 1 capital	10.24	10.15	10.30	10.72	10.86
Total capital	11.93	11.85	12.02	12.47	12.67
Leverage	9.25	9.15	9.26	9.66	9.82
Total average shareholders’ equity to total average assets	11.42	11.25	11.21	11.71	11.78
Tangible equity to tangible assets [1]	9.11	8.71	8.65	8.76	9.01
Tangible common equity to tangible assets [1]	8.13	7.71	7.63	7.72	7.96
Book value per common share	$53.47	$51.15	$49.57	$48.00	$47.70
Tangible book value per common share [1]	39.54	37.22	35.73	34.51	34.40
Market capitalization	27,896	26,290	22,541	30,632	30,712
Average common shares outstanding:
Diluted	446,391	446,662	452,957	464,164	469,339
Basic	443,806	443,566	449,404	460,252	465,529
Full-time equivalent employees	22,726	22,626	22,899	22,839	23,199
Number of ATMs	2,024	2,030	2,082	2,053	2,062
Full service banking offices	1,149	1,152	1,218	1,217	1,222

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Basel III capital ratios are calculated under the standardized approach using regulatory capital methodology applicable to the Company for each period presented, including the phase-in of transition provisions through January 1, 2018. Capital ratios at June 30, 2019 are estimated as of the date of this release.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Six Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30				June 30
	2019	2018	Amount	% [4]	2019	2018	Amount	% [4]
Interest income	$2,021	$1,759	$262	15%	$4,008	$3,427	$581	17%
Interest expense	486	271	215	79	930	499	431	86
NET INTEREST INCOME	1,535	1,488	47	3	3,078	2,928	150	5
Provision for credit losses	127	32	95	NM	280	60	220	NM
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,408	1,456	(48)	(3)	2,798	2,868	(70)	(2)
NONINTEREST INCOME
Service charges on deposit accounts	139	144	(5)	(3)	276	289	(13)	(4)
Other charges and fees [1]	88	91	(3)	(3)	175	175	—	—
Card fees	82	85	(3)	(4)	165	166	(1)	(1)
Investment banking income [1]	142	169	(27)	(16)	272	302	(30)	(10)
Trading income	55	53	2	4	114	95	19	20
Insurance settlement	205	—	205	NM	205	—	205	NM
Mortgage related income [2]	86	83	3	4	187	174	13	7
Trust and investment management income	73	75	(2)	(3)	144	150	(6)	(4)
Retail investment services	75	73	2	3	144	145	(1)	(1)
Commercial real estate related income	50	18	32	NM	74	42	32	76
Net securities (losses)/gains	(42)	—	(42)	NM	(42)	1	(43)	NM
Other noninterest income	72	38	34	89	96	87	9	10
Total noninterest income	1,025	829	196	24	1,810	1,626	184	11
NONINTEREST EXPENSE
Employee compensation and benefits	828	802	26	3	1,652	1,656	(4)	—
Outside processing and software	241	227	14	6	479	433	46	11
Charitable contribution to SunTrust Foundation	205	—	205	NM	205	—	205	NM
Net occupancy expense	102	90	12	13	204	184	20	11
Marketing and customer development	46	40	6	15	87	81	6	7
Equipment expense	36	44	(8)	(18)	78	84	(6)	(7)
Merger-related costs	8	—	8	NM	53	—	53	NM
Operating losses	14	17	(3)	(18)	37	23	14	61
Regulatory assessments	17	39	(22)	(56)	36	79	(43)	(54)
Amortization	17	17	—	—	33	32	1	3
Other noninterest expense	124	114	10	9	264	235	29	12
Total noninterest expense	1,638	1,390	248	18	3,128	2,807	321	11
INCOME BEFORE PROVISION FOR INCOME TAXES	795	895	(100)	(11)	1,480	1,687	(207)	(12)
Provision for income taxes	105	171	(66)	(39)	208	318	(110)	(35)
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	690	724	(34)	(5)	1,272	1,369	(97)	(7)
Less: Net income attributable to noncontrolling interest	2	2	—	—	4	4	—	—
NET INCOME	$688	$722	($34)	(5)%	$1,268	$1,365	($97)	(7)%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$663	$697	($34)	(5)%	$1,217	$1,310	($93)	(7)%
Net interest income-FTE [3]	1,557	1,510	47	3	3,123	2,971	152	5
Total revenue	2,560	2,317	243	10	4,888	4,554	334	7
Total revenue-FTE [3]	2,582	2,339	243	10	4,933	4,597	336	7
Net income per average common share:
Diluted	1.48	1.49	(0.01)	(1)	2.72	2.78	(0.06)	(2)
Basic	1.49	1.50	(0.01)	(1)	2.74	2.80	(0.06)	(2)
Dividends declared per common share	0.50	0.40	0.10	25	1.00	0.80	0.20	25
Average common shares outstanding:
Diluted	446,391	469,339	(22,948)	(5)	446,526	471,468	(24,942)	(5)
Basic	443,806	465,529	(21,723)	(5)	443,687	467,117	(23,430)	(5)

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 Beginning with the Company's Annual Report on Form 10-K for the year ended December 31, 2018, the Company began presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods have been conformed with this updated presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
	2019	2019	Amount	% [4]	2018	2018	2018
Interest income	$2,021	$1,987	$34	2%	$1,944	$1,834	$1,759
Interest expense	486	443	43	10	397	322	271
NET INTEREST INCOME	1,535	1,544	(9)	(1)	1,547	1,512	1,488
Provision for credit losses	127	153	(26)	(17)	87	61	32
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,408	1,391	17	1	1,460	1,451	1,456
NONINTEREST INCOME
Service charges on deposit accounts	139	137	2	1	146	144	144
Other charges and fees [1]	88	87	1	1	92	89	91
Card fees	82	82	—	—	83	75	85
Investment banking income [1]	142	130	12	9	146	150	169
Trading income	55	60	(5)	(8)	24	42	53
Insurance settlement	205	—	205	NM	—	—	—
Mortgage related income [2]	86	100	(14)	(14)	85	83	83
Trust and investment management income	73	71	2	3	74	80	75
Retail investment services	75	69	6	9	74	74	73
Commercial real estate related income	50	24	26	NM	68	24	18
Net securities (losses)/gains	(42)	—	(42)	NM	—	—	—
Other noninterest income	72	24	48	NM	26	21	38
Total noninterest income	1,025	784	241	31	818	782	829
NONINTEREST EXPENSE
Employee compensation and benefits	828	824	4	—	857	795	802
Outside processing and software	241	238	3	1	242	234	227
Charitable contribution to SunTrust Foundation	205	—	205	NM	—	—	—
Net occupancy expense	102	102	—	—	102	86	90
Marketing and customer development	46	41	5	12	49	45	40
Equipment expense	36	42	(6)	(14)	42	40	44
Merger-related costs	8	45	(37)	(82)	—	—	—
Operating losses	14	22	(8)	(36)	39	18	17
Regulatory assessments	17	19	(2)	(11)	7	39	39
Amortization	17	15	2	13	22	19	17
Other noninterest expense	124	141	(17)	(12)	122	108	114
Total noninterest expense	1,638	1,489	149	10	1,482	1,384	1,390
INCOME BEFORE PROVISION FOR INCOME TAXES	795	686	109	16	796	849	895
Provision for income taxes	105	104	1	1	136	95	171
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	690	582	108	19	660	754	724
Less: Net income attributable to noncontrolling interest	2	2	—	—	2	2	2
NET INCOME	$688	$580	$108	19%	$658	$752	$722
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$663	$554	$109	20%	$632	$726	$697
Net interest income-FTE [3]	1,557	1,567	(10)	(1)	1,570	1,534	1,510
Total revenue	2,560	2,328	232	10	2,365	2,294	2,317
Total revenue-FTE [3]	2,582	2,351	231	10	2,388	2,316	2,339
Net income per average common share:
Diluted	1.48	1.24	0.24	19	1.40	1.56	1.49
Basic	1.49	1.25	0.24	19	1.41	1.58	1.50
Dividends declared per common share	0.50	0.50	—	—	0.50	0.50	0.40
Average common shares outstanding:
Diluted	446,391	446,662	(271)	—	452,957	464,164	469,339
Basic	443,806	443,566	240	—	449,404	460,252	465,529

1 Beginning July 1, 2018, the Company began presenting bridge commitment fee income related to capital market transactions in Investment banking income on the Consolidated Statements of Income. For periods prior to July 1, 2018, this income was previously presented in Other charges and fees and has been reclassified to Investment banking income for comparability.
2 Beginning with the Company's Annual Report on Form 10-K for the year ended December 31, 2018, the Company began presenting Mortgage production related income and Mortgage servicing related income as a single line item on the Consolidated Statements of Income titled Mortgage related income. Prior periods have been conformed with this updated presentation for comparability.
3 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30		(Decrease)/Increase
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2019	2018	Amount	% [2]
ASSETS
Cash and due from banks	$3,752	$5,858	($2,106)	(36)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,251	1,365	(114)	(8)
Interest-bearing deposits in other banks	25	25	—	—
Trading assets and derivative instruments	6,610	5,050	1,560	31
Securities available for sale ("securities AFS")	32,487	30,942	1,545	5
Loans held for sale ("LHFS")	2,229	2,283	(54)	(2)
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	72,971	67,343	5,628	8
Commercial real estate ("CRE")	8,655	6,302	2,353	37
Commercial construction	2,365	3,456	(1,091)	(32)
Residential mortgages - guaranteed	439	525	(86)	(16)
Residential mortgages - nonguaranteed	28,794	27,556	1,238	4
Residential home equity products	8,902	9,918	(1,016)	(10)
Residential construction	156	217	(61)	(28)
Consumer student - guaranteed	7,202	6,892	310	4
Consumer other direct	11,817	9,448	2,369	25
Consumer indirect	13,598	11,712	1,886	16
Consumer credit cards	1,690	1,566	124	8
Total LHFI	156,589	144,935	11,654	8
Allowance for loan and lease losses ("ALLL")	(1,681)	(1,650)	31	2
Net LHFI	154,908	143,285	11,623	8
Goodwill	6,331	6,331	—	—
Residential MSRs	1,717	1,959	(242)	(12)
Other assets	12,978	10,407	2,571	25
Total assets [1]	$222,288	$207,505	$14,783	7%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,850	$44,755	($4,905)	(11)%
Interest-bearing consumer and commercial deposits:
NOW accounts	49,994	45,430	4,564	10
Money market accounts	46,465	49,176	(2,711)	(6)
Savings	6,678	6,757	(79)	(1)
Consumer time	7,194	6,316	878	14
Other time	9,538	7,976	1,562	20
Total consumer and commercial deposits	159,719	160,410	(691)	—
Brokered time deposits	1,413	1,038	375	36
Total deposits	161,132	161,448	(316)	—
Funds purchased	314	1,251	(937)	(75)
Securities sold under agreements to repurchase	1,814	1,567	247	16
Other short-term borrowings	7,396	2,470	4,926	NM
Long-term debt	20,200	11,995	8,205	68
Trading liabilities and derivative instruments	1,294	1,958	(664)	(34)
Other liabilities	4,276	2,500	1,776	71
Total liabilities	196,426	183,189	13,237	7
SHAREHOLDERS' EQUITY
Preferred stock, no par value	2,025	2,025	—	—
Common stock, $1.00 par value	553	552	1	—
Additional paid-in capital	8,965	8,980	(15)	—
Retained earnings	20,319	18,616	1,703	9
Treasury stock, at cost, and other	(5,599)	(4,178)	1,421	34
Accumulated other comprehensive loss, net of tax	(401)	(1,679)	(1,278)	(76)
Total shareholders' equity	25,862	24,316	1,546	6
Total liabilities and shareholders' equity	$222,288	$207,505	$14,783	7%

Common shares outstanding	443,858	465,199	(21,341)	(5)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	20	20	—	—
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	108,926	87,071	21,855	25
1 Includes earning assets of $198,065 and $185,304 at June 30, 2019 and 2018, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	(Decrease)/Increase		December 31	September 30	June 30
	2019	2019	Amount	%	2018	2018	2018
ASSETS
Cash and due from banks	$3,752	$4,521	($769)	(17)%	$5,791	$6,206	$5,858
Federal funds sold and securities borrowed or purchased under agreements to resell	1,251	1,386	(135)	(10)	1,679	1,374	1,365
Interest-bearing deposits in other banks	25	25	—	—	25	25	25
Trading assets and derivative instruments	6,610	6,259	351	6	5,506	5,676	5,050
Securities AFS	32,487	31,853	634	2	31,442	30,984	30,942
LHFS	2,229	1,781	448	25	1,468	1,961	2,283
LHFI:
C&I	72,971	73,278	(307)	—	71,137	68,203	67,343
CRE	8,655	7,889	766	10	7,265	6,618	6,302
Commercial construction	2,365	2,562	(197)	(8)	2,538	3,137	3,456
Residential mortgages - guaranteed	439	467	(28)	(6)	459	452	525
Residential mortgages - nonguaranteed	28,794	28,461	333	1	28,836	28,187	27,556
Residential home equity products	8,902	9,167	(265)	(3)	9,468	9,669	9,918
Residential construction	156	167	(11)	(7)	184	197	217
Consumer student - guaranteed	7,202	7,308	(106)	(1)	7,229	7,039	6,892
Consumer other direct	11,817	11,029	788	7	10,615	10,100	9,448
Consumer indirect	13,598	13,268	330	2	12,419	12,010	11,712
Consumer credit cards	1,690	1,637	53	3	1,689	1,603	1,566
Total LHFI	156,589	155,233	1,356	1	151,839	147,215	144,935
ALLL	(1,681)	(1,643)	38	2	(1,615)	(1,623)	(1,650)
Net LHFI	154,908	153,590	1,318	1	150,224	145,592	143,285
Goodwill	6,331	6,331	—	—	6,331	6,331	6,331
Residential MSRs	1,717	1,883	(166)	(9)	1,983	2,062	1,959
Other assets	12,978	12,796	182	1	11,094	11,065	10,407
Total assets [1]	$222,288	$220,425	$1,863	1%	$215,543	$211,276	$207,505
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$39,850	$40,345	($495)	(1)%	$40,770	$41,870	$44,755
Interest-bearing consumer and commercial deposits:
NOW accounts	49,994	48,964	1,030	2	49,031	45,745	45,430
Money market accounts	46,465	48,855	(2,390)	(5)	49,868	49,960	49,176
Savings	6,678	6,820	(142)	(2)	6,520	6,591	6,757
Consumer time	7,194	6,902	292	4	6,583	6,499	6,316
Other time	9,538	9,206	332	4	8,772	8,667	7,976
Total consumer and commercial deposits	159,719	161,092	(1,373)	(1)	161,544	159,332	160,410
Brokered time deposits	1,413	1,060	353	33	1,045	1,046	1,038
Total deposits	161,132	162,152	(1,020)	(1)	162,589	160,378	161,448
Funds purchased	314	1,169	(855)	(73)	2,141	3,354	1,251
Securities sold under agreements to repurchase	1,814	1,962	(148)	(8)	1,774	1,730	1,567
Other short-term borrowings	7,396	7,259	137	2	4,857	2,856	2,470
Long-term debt	20,200	17,395	2,805	16	15,072	14,289	11,995
Trading liabilities and derivative instruments	1,294	1,609	(315)	(20)	1,604	1,863	1,958
Other liabilities	4,276	4,056	220	5	3,226	2,667	2,500
Total liabilities	196,426	195,602	824	—	191,263	187,137	183,189
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	2,025	2,025	—	—	2,025	2,025	2,025
Common stock, $1.00 par value	553	553	—	—	553	553	552
Additional paid-in capital	8,965	8,938	27	—	9,022	9,001	8,980
Retained earnings	20,319	19,882	437	2	19,522	19,111	18,616
Treasury stock, at cost, and other	(5,599)	(5,609)	(10)	—	(5,422)	(4,677)	(4,178)
Accumulated other comprehensive loss, net of tax	(401)	(966)	(565)	(58)	(1,420)	(1,874)	(1,679)
Total shareholders’ equity	25,862	24,823	1,039	4	24,280	24,139	24,316
Total liabilities and shareholders’ equity	$222,288	$220,425	$1,863	1%	$215,543	$211,276	$207,505

Common shares outstanding	443,858	443,713	145	—%	446,888	458,626	465,199
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	20	20	—	—	20	20	20
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	108,926	109,071	(145)	—	105,896	94,038	87,071
1 Includes earning assets of $198,065, $196,316, $192,497, $188,141, and $185,304 at June 30, 2019, March 31, 2019, December 31, 2018, September 30, 2018, and June 30, 2018, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						Increase/(Decrease) From
	June 30, 2019			March 31, 2019			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$73,287	$734	4.01%	$72,450	$730	4.08%	$837	(0.07)	$6,076	0.23
Commercial real estate ("CRE")	8,308	92	4.46	7,611	85	4.52	697	(0.06)	2,579	0.40
Commercial construction	2,470	33	5.37	2,559	33	5.31	(89)	0.06	(1,089)	0.79
Residential mortgages - guaranteed	462	3	2.96	481	4	2.91	(19)	0.05	(126)	(0.37)
Residential mortgages - nonguaranteed	28,353	275	3.88	28,588	282	3.95	(235)	(0.07)	1,331	0.07
Residential home equity products	8,918	119	5.33	9,180	120	5.31	(262)	0.02	(1,000)	0.52
Residential construction	154	2	5.55	164	2	5.24	(10)	0.31	(62)	0.29
Consumer student - guaranteed	7,254	94	5.19	7,258	94	5.25	(4)	(0.06)	491	0.27
Consumer other direct	11,419	176	6.17	10,792	160	6.01	627	0.16	2,250	0.91
Consumer indirect	13,411	141	4.20	12,984	134	4.18	427	0.02	1,678	0.52
Consumer credit cards	1,652	49	11.98	1,647	49	11.90	5	0.08	128	0.53
Nonaccrual	536	3	2.39	544	4	3.13	(8)	(0.74)	(188)	(0.96)
Total LHFI	156,224	1,721	4.42	154,258	1,697	4.46	1,966	(0.04)	12,068	0.31
Securities available for sale ("securities AFS"):
Taxable	31,279	219	2.80	31,268	217	2.78	11	0.02	320	0.15
Tax-exempt	586	4	2.99	598	4	2.99	(12)	—	(51)	—
Total securities AFS	31,865	223	2.80	31,866	221	2.77	(1)	0.03	269	0.14
Federal funds sold and securities borrowed or purchased under agreements to resell	1,313	8	2.31	1,271	7	2.28	42	0.03	(158)	0.73
Loans held for sale ("LHFS")	1,540	15	3.97	1,211	13	4.41	329	(0.44)	(577)	(0.57)
Interest-bearing deposits in other banks	26	—	3.97	25	—	5.69	1	(1.72)	1	1.65
Interest earning trading assets	5,553	45	3.27	4,950	43	3.47	603	(0.20)	876	0.04
Other earning assets	874	9	3.84	804	6	2.95	70	0.89	350	(0.13)
Total earning assets	197,395	2,021	4.11	194,385	1,987	4.15	3,010	(0.04)	12,829	0.29
Allowance for loan and lease losses ("ALLL")	(1,662)			(1,638)			(24)		20
Cash and due from banks	4,052			4,297			(245)		(171)
Other noninterest earning assets	19,732			19,915			(183)		2,159
Noninterest earning trading assets and derivative instruments	1,193			821			372		681
Unrealized gains/(losses) on securities AFS, net	117			(377)			494		761
Total assets	$220,827			$217,403			$3,424		$16,279
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$49,161	$102	0.83%	$48,282	$89	0.74%	$879	0.09	$3,817	0.37
Money market accounts	47,339	90	0.77	49,187	92	0.76	(1,848)	0.01	(2,506)	0.28
Savings	6,738	—	0.02	6,615	—	0.02	123	—	(67)	(0.01)
Consumer time	7,058	25	1.43	6,747	21	1.29	311	0.14	778	0.48
Other time	9,429	47	2.00	9,002	42	1.89	427	0.11	1,786	0.59
Total interest-bearing consumer and commercial deposits	119,725	264	0.89	119,833	244	0.83	(108)	0.06	3,808	0.35
Brokered time deposits	1,123	5	1.68	1,054	4	1.60	69	0.08	94	0.22
Foreign deposits	—	—	—	197	1	2.51	(197)	(2.51)	(139)	(1.90)
Total interest-bearing deposits	120,848	269	0.89	121,084	249	0.84	(236)	0.05	3,763	0.34
Funds purchased	948	6	2.38	1,473	9	2.40	(525)	(0.02)	(154)	0.65
Securities sold under agreements to repurchase	1,881	11	2.27	1,605	9	2.25	276	0.02	225	0.56
Other short-term borrowings	7,157	41	2.33	7,144	42	2.35	13	(0.02)	5,350	0.79
Long-term debt	18,996	150	3.16	15,955	125	3.19	3,041	(0.03)	7,544	0.24
Interest-bearing trading liabilities	1,304	9	2.88	1,201	9	3.13	103	(0.25)	(10)	(0.24)
Total interest-bearing liabilities	151,134	486	1.29	148,462	443	1.21	2,672	0.08	16,718	0.48
Noninterest-bearing deposits	40,129			40,088			41		(2,911)
Other noninterest-bearing liabilities	3,994			3,976			18		1,685
Noninterest-bearing trading liabilities and derivative instruments	361			411			(50)		(327)
Shareholders’ equity	25,209			24,466			743		1,114
Total liabilities and shareholders’ equity	$220,827			$217,403			$3,424		$16,279
Interest Rate Spread			2.82%			2.94%		(0.12)		(0.19)
Net Interest Income		$1,535			$1,544
Net Interest Income-FTE [2]		$1,557			$1,567
Net Interest Margin [3]			3.12%			3.22%		(0.10)		(0.11)
Net Interest Margin-FTE [2,3]			3.16			3.27		(0.11)		(0.12)
1 Interest income includes loan fees of $34 million and $40 million for the three months ended June 30, 2019 and March 31, 2019, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended June 30, 2019 and March 31, 2019 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	December 31, 2018			September 30, 2018			June 30, 2018
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$69,446	$695	3.97%	$67,632	$659	3.87%	$67,211	$633	3.78%
CRE	7,030	77	4.33	6,418	68	4.19	5,729	58	4.06
Commercial construction	2,964	38	5.10	3,300	40	4.76	3,559	40	4.58
Residential mortgages - guaranteed	476	4	3.04	502	3	2.76	588	5	3.33
Residential mortgages - nonguaranteed	28,268	278	3.93	27,584	268	3.89	27,022	258	3.81
Residential home equity products	9,421	122	5.14	9,632	121	4.97	9,918	119	4.81
Residential construction	180	1	3.34	193	2	4.75	216	3	5.26
Consumer student - guaranteed	7,114	93	5.18	6,912	88	5.05	6,763	83	4.92
Consumer other direct	10,363	150	5.76	9,726	135	5.49	9,169	120	5.26
Consumer indirect	12,165	125	4.08	11,770	114	3.86	11,733	108	3.68
Consumer credit cards	1,625	48	11.78	1,573	46	11.71	1,524	43	11.45
Nonaccrual	656	4	2.32	753	5	2.70	724	6	3.35
Total LHFI	149,708	1,635	4.33	145,995	1,549	4.21	144,156	1,476	4.11
Securities AFS:
Taxable	31,197	216	2.77	30,927	207	2.68	30,959	205	2.65
Tax-exempt	612	5	2.99	625	5	2.99	637	5	2.99
Total securities AFS	31,809	221	2.78	31,552	212	2.69	31,596	210	2.66
Federal funds sold and securities borrowed or purchased under agreements to resell	1,514	8	2.12	1,426	7	1.79	1,471	6	1.58
LHFS	2,037	34	6.60	2,022	22	4.40	2,117	24	4.54
Interest-bearing deposits in other banks	25	—	1.38	25	—	3.90	25	—	2.32
Interest earning trading assets	5,064	41	3.25	4,789	39	3.18	4,677	38	3.23
Other earning assets	585	5	3.47	535	5	3.79	524	5	3.97
Total earning assets	190,742	1,944	4.04	186,344	1,834	3.90	184,566	1,759	3.82
ALLL	(1,633)			(1,665)			(1,682)
Cash and due from banks	5,256			4,575			4,223
Other noninterest earning assets	18,953			18,192			17,573
Noninterest earning trading assets and derivative instruments	627			668			512
Unrealized losses on securities AFS, net	(1,011)			(719)			(644)
Total assets	$212,934			$207,395			$204,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$47,400	$79	0.66%	$45,345	$65	0.57%	$45,344	$52	0.46%
Money market accounts	49,863	87	0.69	49,926	73	0.58	49,845	60	0.49
Savings	6,538	—	0.02	6,658	—	0.02	6,805	1	0.03
Consumer time	6,546	19	1.15	6,413	17	1.03	6,280	15	0.95
Other time	8,892	39	1.73	8,357	33	1.55	7,643	27	1.41
Total interest-bearing consumer and commercial deposits	119,239	224	0.74	116,699	188	0.64	115,917	155	0.54
Brokered time deposits	1,044	4	1.54	1,041	4	1.54	1,029	4	1.46
Foreign deposits	15	—	2.44	172	1	1.94	139	—	1.90
Total interest-bearing deposits	120,298	228	0.75	117,912	193	0.65	117,085	159	0.55
Funds purchased	2,165	12	2.21	1,352	7	1.94	1,102	5	1.73
Securities sold under agreements to repurchase	1,861	10	2.07	1,638	8	1.85	1,656	7	1.71
Other short-term borrowings	2,701	12	1.82	2,259	9	1.57	1,807	7	1.54
Long-term debt	14,898	123	3.29	12,922	95	2.92	11,452	83	2.92
Interest-bearing trading liabilities	1,421	12	3.27	1,233	10	3.33	1,314	10	3.12
Total interest-bearing liabilities	143,344	397	1.10	137,316	322	0.93	134,416	271	0.81
Noninterest-bearing deposits	42,334			42,649			43,040
Other noninterest-bearing liabilities	2,693			2,465			2,309
Noninterest-bearing trading liabilities and derivative instruments	690			690			688
Shareholders’ equity	23,873			24,275			24,095
Total liabilities and shareholders’ equity	$212,934			$207,395			$204,548
Interest Rate Spread			2.94%			2.97%			3.01%
Net Interest Income		$1,547			$1,512			$1,488
Net Interest Income-FTE [2]		$1,570			$1,534			$1,510
Net Interest Margin [3]			3.22%			3.22%			3.23%
Net Interest Margin-FTE [2,3]			3.27			3.27			3.28
1 Interest income includes loan fees of $45 million, $43 million, and $39 million for the three months ended December 31, 2018, September 30, 2018, and June 30, 2018, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended December 31, 2018, September 30, 2018, and June 30, 2018 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Six Months Ended
	June 30, 2019			June 30, 2018			Increase/(Decrease)
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$72,871	$1,463	4.05%	$66,742	$1,221	3.69%	$6,129	0.36
CRE	7,962	177	4.49	5,466	107	3.96	2,496	0.53
Commercial construction	2,514	67	5.33	3,653	80	4.42	(1,139)	0.91
Residential mortgages - guaranteed	471	7	2.94	613	10	3.22	(142)	(0.28)
Residential mortgages - nonguaranteed	28,470	557	3.91	26,943	512	3.80	1,527	0.11
Residential home equity products	9,048	239	5.32	10,080	235	4.70	(1,032)	0.62
Residential construction	159	4	5.39	239	6	4.83	(80)	0.56
Consumer student - guaranteed	7,256	188	5.22	6,710	161	4.84	546	0.38
Consumer other direct	11,107	336	6.09	8,988	230	5.17	2,119	0.92
Consumer indirect	13,198	274	4.19	11,866	215	3.66	1,332	0.53
Consumer credit cards	1,650	99	11.94	1,525	87	11.35	125	0.59
Nonaccrual	540	7	2.76	717	10	2.81	(177)	(0.05)
Total LHFI	155,246	3,418	4.44	143,542	2,874	4.04	11,704	0.40
Securities AFS:
Taxable	31,274	435	2.78	30,904	407	2.63	370	0.15
Tax-exempt	592	9	2.99	633	9	2.98	(41)	0.01
Total securities AFS	31,866	444	2.79	31,537	416	2.64	329	0.15
Federal funds sold and securities borrowed or purchased under agreements to resell	1,292	15	2.29	1,403	10	1.39	(111)	0.90
LHFS	1,376	29	4.16	2,071	45	4.33	(695)	(0.17)
Interest-bearing deposits in other banks	26	1	4.82	25	—	2.08	1	2.74
Interest earning trading assets	5,253	87	3.36	4,621	72	3.14	632	0.22
Other earning assets	839	14	3.42	526	10	3.74	313	(0.32)
Total earning assets	195,898	4,008	4.13	183,725	3,427	3.76	12,173	0.37
ALLL	(1,650)			(1,704)			54
Cash and due from banks	4,174			4,773			(599)
Other noninterest earning assets	19,823			17,415			2,408
Noninterest earning trading assets and derivative instruments	1,008			641			367
Unrealized (losses)/gains on securities AFS, net	(129)			(509)			380
Total assets	$219,124			$204,341			$14,783
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$48,723	$190	0.79%	$45,964	$97	0.42%	$2,759	0.37
Money market accounts	48,258	182	0.76	50,192	109	0.44	(1,934)	0.32
Savings	6,677	1	0.02	6,697	1	0.03	(20)	(0.01)
Consumer time	6,904	47	1.36	6,183	28	0.91	721	0.45
Other time	9,217	89	1.94	7,336	48	1.33	1,881	0.61
Total interest-bearing consumer and commercial deposits	119,779	509	0.86	116,372	283	0.49	3,407	0.37
Brokered time deposits	1,089	9	1.64	1,018	7	1.40	71	0.24
Foreign deposits	97	1	2.41	95	1	1.77	2	0.64
Total interest-bearing deposits	120,965	519	0.86	117,485	291	0.50	3,480	0.36
Funds purchased	1,209	14	2.39	990	8	1.61	219	0.78
Securities sold under agreements to repurchase	1,744	20	2.26	1,626	13	1.55	118	0.71
Other short-term borrowings	7,151	83	2.34	1,945	12	1.31	5,206	1.03
Long-term debt	17,484	275	3.18	10,981	157	2.88	6,503	0.30
Interest-bearing trading liabilities	1,253	19	3.00	1,212	18	2.99	41	0.01
Total interest-bearing liabilities	149,806	930	1.25	134,239	499	0.75	15,567	0.50
Noninterest-bearing deposits	40,108			42,691			(2,583)
Other noninterest-bearing liabilities	3,984			2,403			1,581
Noninterest-bearing trading liabilities and derivative instruments	386			659			(273)
Shareholders’ equity	24,840			24,349			491
Total liabilities and shareholders’ equity	$219,124			$204,341			$14,783
Interest Rate Spread			2.88%			3.01%		(0.13)
Net Interest Income		$3,078			$2,928
Net Interest Income-FTE [2]		$3,123			$2,971
Net Interest Margin [3]			3.17%			3.21%		(0.04)
Net Interest Margin-FTE [2,3]			3.22			3.26		(0.04)
1 Interest income includes loan fees of $74 million and $78 million for the six months ended June 30, 2019 and 2018, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the six months ended June 30, 2019 and 2018 was attributed to C&I loans.
3 Net interest margin is calculated by dividing Net interest income by average Total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Six Months Ended
	June 30		(Decrease)/Increase		June 30		(Decrease)/Increase
(Dollars in millions) (Unaudited)	2019	2018	Amount	% [5]	2019	2018	Amount	% [5]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,709	$1,763	($54)	(3)%	$1,684	$1,814	($130)	(7)%
Provision/(benefit) for unfunded commitments	4	3	1	33	1	(7)	8	NM
Provision for loan losses:
Commercial	82	17	65	NM	166	1	165	NM
Consumer	41	12	29	NM	113	66	47	71
Total provision for loan losses	123	29	94	NM	279	67	212	NM
Charge-offs:
Commercial	(20)	(21)	(1)	(5)	(53)	(44)	9	20
Consumer	(93)	(80)	13	16	(185)	(163)	22	13
Total charge-offs	(113)	(101)	12	12	(238)	(207)	31	15
Recoveries:
Commercial	4	4	—	—	9	10	(1)	(10)
Consumer	24	24	—	—	47	45	2	4
Total recoveries	28	28	—	—	56	55	1	2
Net charge-offs	(85)	(73)	12	16	(182)	(152)	30	20
Other [1]	—	—	—	—	(31)	—	31	NM
Allowance for credit losses, end of period	$1,751	$1,722	$29	2%	$1,751	$1,722	$29	2%
Components:
Allowance for loan and lease losses ("ALLL")					$1,681	$1,650	$31	2%
Unfunded commitments reserve					70	72	(2)	(3)
Allowance for credit losses					$1,751	$1,722	$29	2%
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.08%	0.09%	(0.01)	(11)%	0.11%	0.09%	0.02	22%
Consumer	0.38	0.34	0.04	12	0.39	0.35	0.04	11
Total net charge-offs to total average LHFI	0.22	0.20	0.02	10	0.24	0.21	0.03	14
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$260	$341	($81)	(24)%
Consumer					276	414	(138)	(33)
Total nonaccrual/NPLs					536	755	(219)	(29)
Other real estate owned ("OREO")					55	53	2	4
Other repossessed assets					7	6	1	17
Total nonperforming assets ("NPAs")					$598	$814	($216)	(27)%
Accruing restructured LHFI					$1,787	$2,418	($631)	(26)%
Nonaccruing restructured LHFI [2]					209	326	(117)	(36)
Accruing LHFI past due > 90 days (guaranteed)					1,431	1,201	230	19
Accruing LHFI past due > 90 days (non-guaranteed)					45	41	4	10
Accruing LHFS past due > 90 days					2	1	1	100
NPLs to period-end LHFI					0.34%	0.52%	(0.18)	(35)%
NPAs to period-end LHFI plus OREO, and other repossessed assets					0.38	0.56	(0.18)	(32)
ALLL to period-end LHFI [3,4]					1.07	1.14	(0.07)	(6)
ALLL to NPLs [3,4]					3.15x	2.20x	0.95x	43

1 Represents the allowance for restructured loans that were transferred from LHFI to LHFS in the first quarter of 2019 and subsequently sold in the second quarter of 2019.
2 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
3 This ratio is computed using the ALLL.
4 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
5 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	June 30	March 31	Increase/(Decrease)		December 31	September 30	June 30
(Dollars in millions) (Unaudited)	2019	2019	Amount	% [5]	2018	2018	2018
CREDIT DATA
Allowance for credit losses, beginning of period	$1,709	$1,684	$25	1%	$1,695	$1,722	$1,763
Provision/(benefit) for unfunded commitments	4	(3)	7	NM	(3)	—	3
Provision for loan losses:
Commercial	82	84	(2)	(2)	49	36	17
Consumer	41	72	(31)	(43)	40	25	12
Total provision for loan losses	123	156	(33)	(21)	89	61	29
Charge-offs:
Commercial	(20)	(33)	(13)	(39)	(35)	(51)	(21)
Consumer	(93)	(92)	1	1	(88)	(71)	(80)
Total charge-offs	(113)	(125)	(12)	(10)	(123)	(122)	(101)
Recoveries:
Commercial	4	5	(1)	(20)	4	9	4
Consumer	24	23	1	4	22	25	24
Total recoveries	28	28	—	—	26	34	28
Net charge-offs	(85)	(97)	(12)	(12)	(97)	(88)	(73)
Other [1]	—	(31)	(31)	(100)	—	—	—
Allowance for credit losses, end of period	$1,751	$1,709	$42	2	$1,684	$1,695	$1,722
Components:
ALLL	$1,681	$1,643	$38	2%	$1,615	$1,623	$1,650
Unfunded commitments reserve	70	66	4	6	69	72	72
Allowance for credit losses	$1,751	$1,709	$42	2%	$1,684	$1,695	$1,722
Net charge-offs to average LHFI (annualized):
Commercial	0.08%	0.14%	(0.06)	(43)	0.15%	0.22%	0.09%
Consumer	0.38	0.39	(0.01)	(3)	0.37	0.27	0.34
Total net charge-offs to total average LHFI	0.22	0.26	(0.04)	(15)	0.26	0.24	0.20
Period Ended
Nonaccrual/NPLs:
Commercial	$260	$199	$61	31%	$159	$299	$341
Consumer	276	323	(47)	(15)	367	396	414
Total nonaccrual/NPLs	536	522	14	3	526	695	755
OREO	55	53	2	4	54	52	53
Other repossessed assets	7	9	(2)	(22)	9	7	6
Nonperforming LHFS	—	64	(64)	(100)	—	—	—
Total NPAs	$598	$648	($50)	(8)%	$589	$754	$814
Accruing restructured LHFI	$1,787	$1,807	($20)	(1)%	$2,339	$2,327	$2,418
Nonaccruing restructured LHFI [2]	209	309	(100)	(32)	291	345	326
Accruing LHFI past due > 90 days (guaranteed)	1,431	1,601	(170)	(11)	1,603	1,440	1,201
Accruing LHFI past due > 90 days (non-guaranteed)	45	58	(13)	(22)	49	42	41
Accruing LHFS past due > 90 days	2	2	—	—	1	2	1
NPLs to period-end LHFI	0.34%	0.34%	—	—%	0.35%	0.47%	0.52%
NPAs to period-end LHFI plus OREO, other repossessed assets, and nonperforming LHFS	0.38	0.42	(0.04)	(10)	0.39	0.51	0.56
ALLL to period-end LHFI [3,4]	1.07	1.06	0.01	1	1.06	1.10	1.14
ALLL to NPLs [3,4]	3.15x	3.17x	(0.02x)	(1)	3.10x	2.35x	2.20x

1 Represents the allowance for restructured loans that were transferred from LHFI to LHFS in the first quarter of 2019 and subsequently sold in the second quarter of 2019.
2 Nonaccruing restructured loans are included in total nonaccrual/NPLs.
3 This ratio is computed using the ALLL.
4 Loans measured at fair value were excluded from the calculation as no allowance is recorded for loans measured at fair value. The Company believes that this presentation more appropriately reflects the relationship between the ALLL and loans that attract an allowance.
5 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended June 30				Six Months Ended June 30
(Dollars in millions) (Unaudited)	Residential MSRs - Fair Value	Commercial MSRs - Amortized Cost	Other	Total	Residential MSRs - Fair Value	Commercial MSRs - Amortized Cost	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,916	$64	$16	$1,996	$1,710	$65	$16	$1,791
Amortization	—	(4)	(2)	(6)	—	(9)	(2)	(11)
Servicing rights originated	74	3	—	77	149	7	—	156
Servicing rights purchased	—	—	—	—	75	—	—	75
Fair value changes due to inputs and assumptions [1]	35	—	—	35	146	—	—	146
Other changes in fair value [2]	(65)	—	—	(65)	(120)	—	—	(120)
Servicing rights sold	(1)	—	—	(1)	(1)	—	—	(1)
Balance, June 30, 2018	$1,959	$63	$14	$2,036	$1,959	$63	$14	$2,036

Balance, beginning of period	$1,883	$67	$13	$1,963	$1,983	$66	$13	$2,062
Amortization	—	(4)	—	(4)	—	(7)	—	(7)
Servicing rights originated	76	3	—	79	139	7	—	146
Fair value changes due to inputs and assumptions [1]	(168)	—	—	(168)	(277)	—	—	(277)
Other changes in fair value [2]	(74)	—	—	(74)	(127)	—	—	(127)
Servicing rights sold	—	—	—	—	(1)	—	—	(1)
Balance, June 30, 2019	$1,717	$66	$13	$1,796	$1,717	$66	$13	$1,796
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

	Three Months Ended
	June 30	March 31	December 31	September 30	June 30
(Shares in thousands) (Unaudited)	2019	2019	2018	2018	2018
COMMON SHARES OUTSTANDING ROLLFORWARD
Balance, beginning of period	443,713	446,888	458,626	465,199	469,708
Common shares issued	145	1,404	165	471	402
Repurchases of common stock	—	(4,579)	(11,903)	(7,044)	(4,911)
Balance, end of period	443,858	443,713	446,888	458,626	465,199

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Six Months Ended
	June 30	March 31	December 31	September 30	June 30	June 30
(Dollars in millions) (Unaudited)	2019	2019	2018	2018	2018	2019	2018
Net interest income	$1,535	$1,544	$1,547	$1,512	$1,488	$3,078	$2,928
Fully taxable-equivalent ("FTE") adjustment	22	23	23	22	22	45	43
Net interest income-FTE [2]	1,557	1,567	1,570	1,534	1,510	3,123	2,971
Noninterest income	1,025	784	818	782	829	1,810	1,626
Total revenue-FTE [2]	$2,582	$2,351	$2,388	$2,316	$2,339	$4,933	$4,597

Return on average common shareholders’ equity	11.51%	10.06%	11.54%	13.01%	12.73%	10.80%	11.98%
Impact of removing average intangible assets and related pre-tax amortization, other than residential and commercial MSRs	4.22	3.85	4.59	5.05	5.01	4.05	4.69
Return on average tangible common shareholders' equity [3]	15.73%	13.91%	16.13%	18.06%	17.74%	14.85%	16.67%

Net interest margin	3.12%	3.22%	3.22%	3.22%	3.23%	3.17%	3.21%
Impact of FTE adjustment	0.04	0.05	0.05	0.05	0.05	0.05	0.05
Net interest margin-FTE [2]	3.16%	3.27%	3.27%	3.27%	3.28%	3.22%	3.26%

Noninterest expense	$1,638	$1,489	$1,482	$1,384	$1,390	$3,128	$2,807
Total revenue	2,560	2,328	2,365	2,294	2,317	4,888	4,554
Efficiency ratio [4]	64.00%	63.97%	62.66%	60.34%	59.98%	63.99%	61.63%
Impact of FTE adjustment	(0.55)	(0.62)	(0.60)	(0.58)	(0.57)	(0.59)	(0.57)
Efficiency ratio-FTE [2,4]	63.45	63.35	62.06	59.76	59.41	63.40	61.06
Impact of excluding amortization related to intangible assets and certain tax credits	(0.68)	(0.65)	(0.93)	(0.82)	(0.72)	(0.66)	(0.69)
Tangible efficiency ratio-FTE [2,5]	62.77	62.70	61.13	58.94	58.69	62.74	60.37
Impact of excluding unusual or infrequent items	(3.78)	(1.92)	(2.50)	—	—	(2.86)	—
Adjusted tangible efficiency ratio-FTE [2,5,6]	58.99%	60.78%	58.63%	58.94%	58.69%	59.88%	60.37%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents Net interest income-FTE, Total revenue-FTE, Net interest margin-FTE, Efficiency ratio-FTE, Tangible efficiency ratio-FTE, and Adjusted tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments using a federal tax rate of 21%, as well as state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income-FTE plus Noninterest income.
3 The Company presents Return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from Net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing Noninterest expense by Total revenue. Efficiency ratio-FTE is computed by dividing Noninterest expense by Total revenue-FTE.
5 The Company presents Tangible efficiency ratio-FTE and Adjusted tangible efficiency ratio-FTE, which remove the amortization related to intangible assets and certain tax credits from the calculation of Efficiency ratio-FTE. The Company believes these measures are useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. These measures are utilized by management to assess the efficiency of the Company and its lines of business.
6 The Company presents Adjusted tangible efficiency ratio-FTE, which removes the pre-tax impact of unusual or infrequent items from the calculation of Tangible efficiency ratio-FTE. These unusual or infrequent items include (i) the $205 million charitable contribution to the SunTrust Foundation recognized in the second quarter of 2019, (ii) the $205 million insurance settlement benefit related to financial crisis-related claims recognized in the second quarter of 2019, (iii) $45 million and $14 million of merger-related impacts recognized in the first and second quarter of 2019, respectively, and (iv) the $60 million legacy National Commerce Financial Corporation ("NCF") pension plan settlement charge recognized in the fourth quarter of 2018. The Company believes this measure is useful to investors because it is more reflective of normalized operations as it reflects results that are primarily client relationship and client transaction driven. Removing these items also allows investors to more easily compare the Company's tangible efficiency to other companies in the industry that may not have had similar items impacting their results. Additional detail on the Company's merger agreement with BB&T Corporation and the NCF pension plan settlement charge can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions, except per share data) (Unaudited)	2019	2019	2018	2018	2018
Total shareholders' equity	$25,862	$24,823	$24,280	$24,139	$24,316
Goodwill, net of deferred taxes of $163 million, $162 million, $160 million, $160 million, and $159 million, respectively	(6,168)	(6,169)	(6,171)	(6,171)	(6,172)
Other intangible assets (including residential and commercial MSRs)	(1,796)	(1,963)	(2,062)	(2,140)	(2,036)
Residential and commercial MSRs	1,783	1,949	2,049	2,126	2,022
Tangible equity [2]	19,681	18,640	18,096	17,954	18,130
Noncontrolling interest	(103)	(101)	(103)	(101)	(103)
Preferred stock	(2,025)	(2,025)	(2,025)	(2,025)	(2,025)
Tangible common equity [2]	$17,553	$16,514	$15,968	$15,828	$16,002

Total assets	$222,288	$220,425	$215,543	$211,276	$207,505
Goodwill	(6,331)	(6,331)	(6,331)	(6,331)	(6,331)
Other intangible assets (including residential and commercial MSRs)	(1,796)	(1,963)	(2,062)	(2,140)	(2,036)
Residential and commercial MSRs	1,783	1,949	2,049	2,126	2,022
Tangible assets	$215,944	$214,080	$209,199	$204,931	$201,160
Tangible equity to tangible assets [2]	9.11%	8.71%	8.65%	8.76%	9.01%
Tangible common equity to tangible assets [2]	8.13	7.71	7.63	7.72	7.96
Tangible book value per common share [3]	$39.54	$37.22	$35.73	$34.51	$34.40

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including Tangible equity, Tangible common equity, the ratio of Tangible equity to tangible assets, and the ratio of Tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy and these measures are more consistent with regulatory capital definitions and calculations.
3 The Company presents Tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes Noncontrolling interest and Preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT
	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change
Statements of Income:
Net interest income	$1,078	$1,032	4%	$2,154	$2,030	6%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [1]	1,078	1,032	4	2,154	2,030	6
Provision for credit losses [2]	44	7	NM	127	65	95
Net interest income-FTE - after provision for credit losses [1]	1,034	1,025	1	2,027	1,965	3
Noninterest income before net securities (losses)/gains	489	452	8	936	903	4
Net securities (losses)/gains	—	—	—	—	—	—
Total noninterest income	489	452	8	936	903	4
Noninterest expense before amortization	991	991	—	2,004	1,993	1
Amortization	—	—	—	—	1	(100)
Total noninterest expense	991	991	—	2,004	1,994	1
Income-FTE - before provision for income taxes [1]	532	486	9	959	874	10
Provision for income taxes	122	110	11	219	196	12
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	410	376	9	740	678	9
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$410	$376	9%	$740	$678	9%

Total revenue	$1,567	$1,484	6%	$3,090	$2,933	5%
Total revenue-FTE [1]	1,567	1,484	6	3,090	2,933	5

Selected Average Balances:
Total LHFI	$79,280	$74,626	6%	$78,982	$74,733	6%
Goodwill	4,390	4,390	—	4,390	4,326	1
Other intangible assets excluding residential MSRs	1	3	(67)	1	3	(67)
Total assets	88,668	84,486	5	88,351	84,380	5
Consumer and commercial deposits	112,824	111,532	1	112,533	110,509	2

Performance Ratios:
Efficiency ratio	63.20%	66.80%		64.85%	67.97%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [1]	63.20	66.80		64.85	67.97
Impact of excluding amortization and associated funding cost of intangible assets	(1.09)	(1.15)		(1.13)	(1.14)
Tangible efficiency ratio-FTE [1,3]	62.11%	65.65%		63.72%	66.83%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT, continued
	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollars in millions) (Unaudited)	2019	2018	% Change	2019	2018	% Change
Residential Mortgage Production Data:
Channel mix:
Retail	$2,332	$2,295	2%	$3,673	$3,995	(8)%
Correspondent	3,301	3,964	(17)	5,206	7,409	(30)
Total production	$5,633	$6,259	(10)%	$8,879	$11,404	(22)%
Channel mix - percent:
Retail	41%	37%		41%	35%
Correspondent	59	63		59	65
Total production	100%	100%		100%	100%
Purchase and refinance mix:
Refinance	$1,575	$1,218	29%	$2,578	$3,102	(17)%
Purchase	4,058	5,041	(20)	6,301	8,302	(24)
Total production	$5,633	$6,259	(10)%	$8,879	$11,404	(22)%
Purchase and refinance mix - percent:
Refinance	28%	19%		29%	27%
Purchase	72	81		71	73
Total production	100%	100%		100%	100%
Applications	$9,730	$8,311	17%	$15,053	$15,327	(2)%

Residential Mortgage Servicing Data (End of Period):
Total unpaid principal balance ("UPB") of residential mortgages serviced				$167,247	$170,486	(2)%
Total UPB of residential mortgages serviced for others				136,762	140,328	(3)
Net carrying value of residential MSRs				1,717	1,959	(12)
Ratio of net carrying value of residential MSRs to total UPB of residential mortgages serviced for others				1.255%	1.396%

Assets Under Administration (End of Period):
Trust and institutional managed assets				$44,242	$43,546	2%
Retail brokerage managed assets				18,707	16,779	11
Total managed assets				62,949	60,325	4
Non-managed assets				99,344	99,574	—
Total assets under administration				$162,293	$159,899	1%

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change [4]
Statements of Income:
Net interest income	$537	$531	1%	$1,078	$1,040	4%
FTE adjustment	22	22	—	44	42	5
Net interest income-FTE [1]	559	553	1	1,122	1,082	4
Provision/(benefit) for credit losses [2]	82	25	NM	152	(5)	NM
Net interest income-FTE - after provision/(benefit) for credit losses [1]	477	528	(10)	970	1,087	(11)
Noninterest income before net securities (losses)/gains	404	388	4	769	728	6
Net securities (losses)/gains	—	—	—	—	—	—
Total noninterest income	404	388	4	769	728	6
Noninterest expense before amortization	438	408	7	887	842	5
Amortization	17	17	—	32	31	3
Total noninterest expense	455	425	7	919	873	5
Income-FTE - before provision for income taxes [1]	426	491	(13)	820	942	(13)
Provision for income taxes	41	64	(36)	71	123	(42)
Tax credit adjustment	39	31	26	80	59	36
FTE adjustment	22	22	—	44	42	5
Net income including income attributable to noncontrolling interest	324	374	(13)	625	718	(13)
Less: Net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$324	$374	(13)%	$625	$718	(13)%

Total revenue	$941	$919	2%	$1,847	$1,768	4%
Total revenue-FTE [1]	963	941	2	1,891	1,810	4

Selected Average Balances:
Total LHFI	$76,854	$69,443	11%	$76,176	$68,725	11%
Goodwill	1,941	1,941	—	1,941	2,005	(3)
Other intangible assets excluding residential MSRs	78	77	1	78	77	1
Total assets	92,418	82,928	11	91,277	82,329	11
Consumer and commercial deposits	44,093	44,456	(1)	44,243	45,545	(3)

Performance Ratios:
Efficiency ratio	48.44%	46.26%		49.74%	49.44%
Impact of FTE adjustment	(1.10)	(1.07)		(1.15)	(1.14)
Efficiency ratio-FTE [1]	47.34	45.19		48.59	48.30
Impact of excluding amortization and associated funding cost of intangible assets	(2.36)	(2.29)		(2.31)	(2.33)
Tangible efficiency ratio-FTE [1,3]	44.98%	42.90%		46.28%	45.97%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[2]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitment reserve balances.

[3]
A Tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries TOTAL CORPORATE OTHER (including Reconciling Items)
	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [4]	2019	2018	% Change [4]
Statements of Income:
Net interest income/(expense) [1]	($80)	($75)	(7)%	($154)	($142)	(8)%
FTE adjustment	—	—	—	1	1	—
Net interest income/(expense)-FTE [2]	(80)	(75)	(7)	(153)	(141)	(9)
Provision/(benefit) for credit losses [3]	1	—	NM	1	—	NM
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [2]	(81)	(75)	(8)	(154)	(141)	(9)
Noninterest income/(expense) before net securities (losses)/gains	174	(11)	NM	147	(6)	NM
Net securities (losses)/gains	(42)	—	NM	(42)	1	NM
Total noninterest income/(expense)	132	(11)	NM	105	(5)	NM
Noninterest expense/(income) before amortization	192	(26)	NM	204	(60)	NM
Amortization	—	—	—	1	—	NM
Total noninterest expense/(income)	192	(26)	NM	205	(60)	NM
Income/(loss)-FTE - before benefit for income taxes [2]	(141)	(60)	NM	(254)	(86)	NM
Benefit for income taxes	(58)	(3)	NM	(82)	(1)	NM
Tax credit adjustment	(39)	(31)	(26)	(80)	(59)	(36)
FTE adjustment	—	—	—	1	1	—
Net income/(loss) including income attributable to noncontrolling interest	(44)	(26)	(69)	(93)	(27)	NM
Less: Net income attributable to noncontrolling interest	2	2	—	4	4	—
Net income/(loss)	($46)	($28)	(64)%	($97)	($31)	NM

Total revenue	$52	($86)	NM	($49)	($147)	67%
Total revenue-FTE [2]	52	(86)	NM	(48)	(146)	67

Selected Average Balances:
Total LHFI	$90	$87	3%	$88	$84	5%
Securities available for sale	31,856	31,584	1	31,856	31,524	1
Goodwill	—	—	—	—	—	—
Other intangible assets excluding residential MSRs	1	(1)	NM	1	—	NM
Total assets	39,741	37,134	7	39,496	37,632	5
Consumer and commercial deposits	2,937	2,969	(1)	3,111	3,009	3

Other Information (End of Period):
Duration of securities available for sale portfolio (in years)				3.8	4.7
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				1.8%	2.8%
Instantaneous 100 basis point increase in rates over next 12 months				1.2%	1.5%
Instantaneous 50 basis point decrease in rates over next 12 months				(1.5)%	(1.0)%

1Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual Net interest income.

[2]
Net interest income/(expense)-FTE, Income/(loss)-FTE, and Total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of Net interest income and it enhances comparability of Net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals Net interest income on an FTE basis plus Noninterest income.

[3]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the Allowance for loan and lease losses and Unfunded commitments reserve balances.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED SEGMENT TOTALS
	Three Months Ended			Six Months Ended
	June 30			June 30
(Dollars in millions) (Unaudited)	2019	2018	% Change [2]	2019	2018	% Change [2]
Statements of Income:
Net interest income	$1,535	$1,488	3%	$3,078	$2,928	5%
FTE adjustment	22	22	—	45	43	5
Net interest income-FTE [1]	1,557	1,510	3	3,123	2,971	5
Provision for credit losses	127	32	NM	280	60	NM
Net interest income-FTE - after provision for credit losses [1]	1,430	1,478	(3)	2,843	2,911	(2)
Noninterest income before net securities (losses)/gains	1,067	829	29	1,852	1,625	14
Net securities (losses)/gains	(42)	—	NM	(42)	1	NM
Total noninterest income	1,025	829	24	1,810	1,626	11
Noninterest expense before amortization	1,621	1,373	18	3,095	2,775	12
Amortization	17	17	—	33	32	3
Total noninterest expense	1,638	1,390	18	3,128	2,807	11
Income-FTE - before provision for income taxes [1]	817	917	(11)	1,525	1,730	(12)
Provision for income taxes	105	171	(39)	208	318	(35)
Tax credit adjustment	—	—	—	—	—	—
FTE adjustment	22	22	—	45	43	5
Net income including income attributable to noncontrolling interest	690	724	(5)	1,272	1,369	(7)
Less: Net income attributable to noncontrolling interest	2	2	—	4	4	—
Net income	$688	$722	(5)%	$1,268	$1,365	(7)%

Total revenue	$2,560	$2,317	10%	$4,888	$4,554	7%
Total revenue-FTE [1]	2,582	2,339	10	4,933	4,597	7

Selected Average Balances:
Total LHFI	$156,224	$144,156	8%	$155,246	$143,542	8%
Goodwill	6,331	6,331	—	6,331	6,331	—
Other intangible assets excluding residential MSRs	80	79	1	80	80	—
Total assets	220,827	204,548	8	219,124	204,341	7
Consumer and commercial deposits	159,854	158,957	1	159,887	159,063	1

Performance Ratios:
Efficiency ratio	64.00%	59.98%		63.99%	61.63%
Impact of FTE adjustment	(0.55)	(0.57)		(0.59)	(0.57)
Efficiency ratio-FTE [1]	63.45	59.41		63.40	61.06
Impact of excluding amortization and associated funding cost of intangible assets	(0.68)	(0.72)		(0.66)	(0.69)
Tangible efficiency ratio-FTE [1]	62.77%	58.69%		62.74%	60.37%

[1]
Net interest income-FTE, Income-FTE, Total revenue-FTE, Efficiency ratio-FTE, and Tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of Net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.